                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934

                         Date of Report: June 17, 1996


                          BORG-WARNER AUTOMOTIVE, INC.
             (Exact name of registrant as specified in its charter)



        Delaware                    1-12162                  13-3404508
  (State of Incorporation)    (Commission File No.)       (I.R.S. Employer
                                                          Identification No.)



               200 South Michigan Avenue, Chicago, Illinois 60604
                    (Address of principal executive offices)

       Registrant's telephone number, including area code:  312/322-8500

Item 2. Acquisition or Disposition of Assets.

     On June 17, 1996, Borg-Warner Automotive, Inc., through its wholly-owned subsidiaries, Borg-Warner Automotive Air/Fluid Systems Corporation and Borg-Warner Automotive Air/Fluid Systems Corporation of Michigan (collectively, the "Company"), acquired certain of the assets of Coltec Industries Inc ("Coltec"). The acquisition was made pursuant to an Agreement of Purchase and Sale dated as of May 31, 1996 (the "Agreement") by and among the Company and Coltec, Holley Automotive Group, Ltd., Holley Automotive Inc, Coltec Automotive Inc, and Holley Automotive Systems GmbH. The acquisition included the purchase of the operations and substantially all of the operating assets of three of Coltec's automotive original equipment manufacturing businesses: Holley Automotive, Coltec Automotive and Performance Friction Products (collectively, the "Coltec Automotive OEM Business Group"). The Coltec Automotive OEM Business Group designs, engineers and manufacture a broad line of air and fluid management products and systems, such as air induction systems, solenoids and actuators for transmissions, braking suspension and steering systems, mechanical and electrical air pumps, oil pumps, and wet friction materials and synchronizers for manual transmissions and transfer cases. The Company intends to continue the operations of the Coltec Automotive OEM Business Group.

     The consideration paid by the Company for the transaction consisted of $283 million U.S. Dollars in cash, subject to any adjustments determined pursuant to the Agreement. The consideration paid was determined, in part, based upon projected future cash flow streams of the Coltec Automotive OEM Business Group.

     The source of the consideration paid at closing, together with payment of other costs and expenses related to the transaction, was borrowings under the Company's Credit Agreement dated as of December 7, 1994, as amended, among the Company, as Borrower, the Lenders listed therein, as Lenders, Chemical Bank and The Bank of Nova Scotia, as Co-Arrangers, Chemical Bank, as Administrative Agent and The Bank of Nova Scotia as Documentation Agent.

Item 7. Financial Statements and Exhibits.

     (a) Financial Statements of business acquired:

          (i) Coltec Automotive OEM Business Group Combined Financial Statements as of December 31, 1995 and 1994 and March 31, 1996 and 1995 (unaudited) together with Manually Signed Report of Independent Public Accountants dated June 14, 1996.

     (b) Pro forma financial information:

          (i) The Unaudited Pro Forma Condensed Consolidated Statement of Earnings for the year ended December 31, 1995 of Borg-Warner Automotive, Inc. and Consolidated Subsidiaries and Coltec Automotive OEM Business Group.

     (ii) Unaudited Pro Forma Condensed Consolidated Statement of Earnings for the three months ended March 31, 1996 of Borg-Warner Automotive, Inc. and Consolidated Subsidiaries and Coltec Automotive OEM Business Group.

    (iii) Unaudited Pro Forma Consolidated Balance Sheet as of March 31, 1996 of Borg-Warner Automotive, Inc. and Consolidated Subsidiaries and Coltec Automotive OEM Business Group.


(c) Exhibits

     10.1 Agreement of Purchase and Sale dated as of May 31, 1996 by and among Coltec Industries Inc, Holley Automotive Group, Ltd., Holley Automotive Inc, Coltec Automotive Inc, and Holley Automotive Systems GmbH and Borg-Warner Automotive, Inc., Borg-Warner Automotive Air/Fluid Systems Corporation and Borg-Warner Automotive Air/Fluid Systems Corporation of Michigan.

     23.1 Consent of Independent Public Accountants

                      COLTEC AUTOMOTIVE OEM BUSINESS GROUP


                         COMBINED FINANCIAL STATEMENTS

                        AS OF DECEMBER 31, 1995 AND 1994

                    AND MARCH 31, 1996 AND 1995 (UNAUDITED)

             TOGETHER WITH REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

                    Report of Independent Public Accountants




To the Board of Directors
  of Coltec Industries Inc:

We have audited the accompanying combined balance sheets of the Coltec Automotive OEM Business Group (as described in Note 1 to the combined financial statements) as of December 31, 1995 and 1994, and the related combined statements of income, cash flows and stockholder's equity for each of the two years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Coltec Automotive OEM Business Group as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.


                                                     ARTHUR ANDERSEN LLP

Detroit, Michigan,
  June 14, 1996.

                      COLTEC AUTOMOTIVE OEM BUSINESS GROUP

                            COMBINED BALANCE SHEETS

                        AS OF DECEMBER 31, 1995 AND 1994

                 AND AS OF MARCH 31, 1996 AND 1995 (UNAUDITED)

                                 (IN THOUSANDS)



                                                                 As of March 31    As of December 31
                                                                ----------------   -----------------
                                                                  1996     1995       1995     1994
                                                                  ----     ----       ----     ----
                                                                   (Unaudited)
ASSETS
Cash                                                            $ 1,134  $   742    $   414  $   126
Accounts receivable, net:
  Trade, less allowance for doubtful
     accounts of $29                                             23,843   25,765     20,334   23,512
  Related party                                                      61       69        270      200
Inventories                                                      14,588   10,380     11,840    8,325
Deferred income taxes                                               579      422        579      422
Prepaid and other current assets                                    223      343        220      432
                                                                -------  -------    -------  -------
     Total Current Assets                                        40,428   37,721     33,657   33,017
                                                                -------  -------    -------  -------
Property, plant and equipment, net                               26,157   21,696     24,568   21,688
Goodwill, net of accumulated amortization
  of $3,007, $2,897, $2,979 and $2,869                            3,779    3,982      3,830    4,033
Other assets                                                      2,338    2,687      2,189    2,538
                                                                -------  -------    -------  -------
     Total Assets                                               $72,702  $66,086    $64,244  $61,276
                                                                =======  =======    =======  =======
LIABILITIES AND STOCKHOLDER'S EQUITY
Cash overdraft                                                  $ 6,357  $ 7,208    $ 6,009  $ 6,196
Accounts payable:
  Trade                                                          12,643   12,855      9,107   10,944
  Related party                                                   9,365    1,871      9,905   11,064
  Other                                                             824      804        932      899
Accrued liabilities                                               7,282    7,923      6,529    6,548
                                                                -------  -------    -------  -------
     Total Current Liabilities                                   36,471   30,661     32,482   35,651
                                                                -------  -------    -------  -------
Deferred income taxes                                             2,799    2,304      2,799    2,304
                                                                -------  -------    -------  -------
     Total Liabilities                                           39,270   32,965     35,281   37,955
                                                                -------  -------    -------  -------
Stockholder's Equity:
  Coltec investment                                              33,432   33,121     28,963   23,321
                                                                -------  -------    -------  -------
     Total Liabilities and Stockholder's Equity                 $72,702  $66,086    $64,244  $61,276
                                                                =======  =======    =======  =======

      The accompanying notes are an integral part of these balance sheets.

                      COLTEC AUTOMOTIVE OEM BUSINESS GROUP

                           COMBINED INCOME STATEMENTS

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994
                         AND FOR THE THREE MONTHS ENDED
                      MARCH 31, 1996 AND 1995 (UNAUDITED)
                                 (IN THOUSANDS)




                                             Three Months Ended       Year Ended
                                                 March 31,            December 31,
                                             -------------------   -------------------
                                               1996     1995        1995      1994
                                             --------  --------   --------  ---------
                                               (Unaudited)
Net sales                                    $66,465  $69,781    $255,078  $275,743
Cost of sales                                 51,219   50,756     188,020   196,755
Selling, general and administrative expense    2,696    3,146      11,211    11,680
Research and development                       2,819    3,147      11,857    11,082
Corporate office cost                          1,529    1,605       5,865     6,344
                                             -------  -------    --------  --------
     Operating income                          8,202   11,127      38,125    49,882
Other income/(expense)                           309       41         201      (338)
                                             -------  -------    --------  --------
     Income before income taxes                8,511   11,168      38,326    49,544
Provision for income taxes                     2,979    3,931      13,503    17,460
                                             -------  -------    --------  --------
     Net Income                              $ 5,532  $ 7,237    $ 24,823  $ 32,084
                                             =======  =======    ========  ========

        The accompanying notes are an integral part of these statements.

                      COLTEC AUTOMOTIVE OEM BUSINESS GROUP

                       COMBINED STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994


       AND FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995 (UNAUDITED)

                                 (IN THOUSANDS)




                                                            Three Months Ended          Year Ended
                                                                 March 31,             December 31,
                                                            --------------------    --------------------
                                                              1996       1995         1995       1994
                                                            ---------  ---------    ---------  ---------
                                                                (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                                 $ 5,532   $ 7,237     $ 24,823   $ 32,084
 Adjustments to reconcile net income to net
   cash provided by operating activities-
   Depreciation and amortization                              1,495     1,382        5,222      5,065
   Deferred income taxes                                          -         -          338         40
   (Gain) Loss on disposal of property, plant
     and equipment                                               (3)       (4)         104        965
   (Increase) decrease in accounts receivable                (3,300)   (2,122)       3,108    (10,492)
   (Increase) decrease in inventories                        (2,748)   (2,055)      (3,515)       694
   (Increase) decrease in prepaids and other
      current assets                                             (3)       89          212       (124)
   Increase (decrease) in accounts payable                    2,888    (7,377)      (2,963)     9,195
   Increase (decrease) in accrued liabilities                   753     1,375          (19)     1,807
   Increase (decrease) in other liabilities                       -         -            -       (102)
                                                            -------   -------     --------   --------
      Net cash provided by operating activities               4,614    (1,475)      27,310     39,132

CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property, plant and equipment                   (3,033)   (1,341)      (8,016)    (2,734)
 Sale of property, plant and equipment                            3         6           13          4
                                                            -------   -------     --------   --------
      Net cash used by investing activities                  (3,030)   (1,335)      (8,003)    (2,730)

CASH FLOWS FROM FINANCING ACTIVITIES:
 Net cash transactions with Coltec                           (1,212)    2,414      (18,832)   (35,690)
 Change in cash overdraft                                       348     1,012         (187)      (722)
                                                            -------   -------     --------   --------
      Net cash used by financing activities                    (864)    3,426      (19,019)   (36,412)

Net change in cash                                              720       616          288        (10)
Beginning of year balance of cash                               414       126          126        136
                                                            -------   -------     --------   --------
End of year balance of cash                                 $ 1,134   $   742     $    414   $    126
                                                            =======   =======     ========   ========

        The accompanying notes are an integral part of these statements.

                      COLTEC AUTOMOTIVE OEM BUSINESS GROUP

                  COMBINED STATEMENTS OF STOCKHOLDER'S EQUITY

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                 (IN THOUSANDS)





Balance January 1, 1994                                 $ 28,440
     Net income                                           32,084
     Net transactions with Coltec                        (37,203)
                                                        --------
Balance December 31, 1994                                 23,321
     Net income                                           24,823
     Net transactions with Coltec                        (19,181)
                                                        --------
Balance December 31, 1995                               $ 28,963
                                                        ========

     The accompanying notes are an integral part of these statements.

                      COLTEC AUTOMOTIVE OEM BUSINESS GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS



1. BASIS OF PRESENTATION

   These combined financial statements of the Coltec Automotive OEM Business Group ("Combined Group") include the accounts of Holley Automotive Inc and Coltec Automotive Inc, wholly-owned subsidiaries of Coltec Industries Inc and Performance Friction Products, a wholly-owned subsidiary of Stemco Inc, which is a wholly-owned subsidiary of Coltec Industries Inc ("Parent Company"), as well as certain other accounts of the Parent Company that directly relate to the operations of the Combined Group. Intercompany accounts and activity within the Combined Group are eliminated in combination. Transactions between the Combined Group and the Parent Company are reflected in "Coltec investment" (Stockholder's Equity) in the accompanying combined financial statements. Such transactions include payment for services, current income taxes, and non-cash transactions relating to pensions and deferred taxes.

   Performance Friction Products is incorporated in Texas and has 1,000 shares of $1 par value common stock authorized, issued and outstanding at December 31, 1995 and 1994. Holley Automotive Inc and Coltec Automotive Inc were both incorporated in Delaware in November 1995 with 1,000 shares of $1 par value common stock authorized, issued and outstanding at December 31, 1995. All activity related to the capitalization of these entities has been included in "Coltec investment" (Stockholder's Equity) in the accompanying combined financial statements.

   The Combined Group designs, develops and manufactures fuel injection components and solenoids used in transmission and suspension systems, emission-control air pumps and oil pumps for automobiles and synchronizers, clutch plates and other transmission components for trucks, construction equipment and automobiles. The primary customers for these products are in the automotive original equipment market. The majority of the Combined Group's sales are to three large automotive OEM customers comprising 35%, 33% and 23% in 1995, respectively and 31%, 39% and 23% in 1994, respectively.

   The interim financial statements as of and for the three months ended March 31, 1996 and 1995 have been prepared by the Company without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. The Company believes that the disclosures are adequate to make the information presented not misleading when read in conjunction with the financial statements and notes thereto as of and for the years ended December 31, 1995 and 1994. The unaudited interim financial statements presented reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of the results of operations and statements of financial position for the interim periods presented. These results are not necessarily indicative of a full year's results of operations.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   INVENTORIES

   Inventories are valued at the lower of cost, determined on a last-in, first-out ("LIFO") basis, or market. Cost elements included in inventory are material, labor and manufacturing overhead primarily using standard cost, which approximates actual cost. The excess of current cost over LIFO cost at December 31, 1995 and 1994 was approximately $1,071,000 and $960,000, respectively.

                      COLTEC AUTOMOTIVE OEM BUSINESS GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                                  (CONTINUED)




   Costs incurred by the Combined Group for certain engineering and tooling projects for which customer reimbursement is anticipated are capitalized in inventory. Most projects are generally completed within one year. Provisions for losses are provided at the time the Combined Group anticipates engineering and tooling losses to exceed anticipated customer reimbursement.

   Components of inventories at December 31 were as follows (in thousands):


                                              1995     1994
                                            --------  -------
                Finished goods              $    55   $   19
                Work in progress             10,631    7,165
                Raw materials and supplies      176      176
                Tooling                       2,049    1,925
                LIFO reserve                 (1,071)    (960)
                                            -------   ------
                                            $11,840   $8,325
                                            =======   ======

   In the totals above, certain purchased components have been classified as work in process.

   PROPERTY, PLANT AND EQUIPMENT

   Depreciation and amortization of property, plant and equipment are generally provided by using the straight-line method, based on estimated useful lives of the assets. For federal income tax purposes, most assets are depreciated using allowable accelerated methods.


   The ranges of estimated useful lives used in computing depreciation and amortization for financial reporting purposes were as follows:


                                              Years
                                              -----
                Land improvements              5-40
                Buildings and improvements    10-45
                Machinery and equipment        3-20
                Leasehold improvements        Generally life of lease


   Renewals and betterments are capitalized by additions to the related asset accounts, while repair and maintenance costs are charged to operations as incurred.

                      COLTEC AUTOMOTIVE OEM BUSINESS GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                                  (CONTINUED)


   At December 31, property, plant and equipment consisted of (in thousands):

                                                           1995         1994
                                                        -----------  -----------
Land and land improvements                                $  1,050     $  1,050
Buildings and improvements                                   9,535        9,561
Machinery and equipment                                     60,678       63,872
Leasehold improvements                                         426          426
Construction in progress                                     6,548        1,883
                                                        ----------   ----------
                                                            78,237       76,792
Less:  accumulated depreciation and amortization           (53,669)     (55,104)
                                                        ----------   ----------
                                                          $ 24,568     $ 21,688
                                                        ==========   ==========

   GOODWILL

   Goodwill represents the excess of purchase price over the net assets acquired. Goodwill is being amortized on a straight-line basis over 30 to 40 years. The Combined Group continually evaluates whether later events and circumstances have occurred that indicate the remaining useful life of goodwill may warrant revision or that the remaining balance of goodwill may not be recoverable. When factors indicate that goodwill should be evaluated for possible impairment, the Combined Group uses an estimate of undiscounted operating income over the remaining life of the goodwill in determining whether any such impairment exists.

   ENVIRONMENTAL EXPENDITURES

   Expenditures that related to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are accrued when it is probable that an obligation has been incurred and the amount can be reasonably estimated. Expenditures incurred for environmental compliance with respect to pollution prevention and ongoing monitoring programs are expensed as incurred. Expenditures that increase the value of the property are capitalized.

   RESEARCH AND DEVELOPMENT

   Costs incurred in connection with the development of new products and manufacturing methods are charged to operations as incurred.

   FAIR VALUE OF FINANCIAL INSTRUMENTS

   For all financial instruments, the carrying value is a reasonable estimate of fair value due to the short-term nature of such instruments.

                      COLTEC AUTOMOTIVE OEM BUSINESS GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                                  (CONTINUED)




   ACCOUNTING ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

3. RELATED PARTY TRANSACTIONS

   The Combined Group has been charged a corporate office cost by the Parent Company for its share of the Parent Company's selling, general and administrative expense. The corporate office charge was based on the Combined Group's sales.

   The Combined Group also has limited transactions with other related parties who are all ultimately owned by the Parent Company. Sales to such related parties totaled approximately $1,648,000 in 1995 and $1,251,000 in 1994. Purchases from related parties totaled approximately $7,549,000 in 1995 and $6,839,000 in 1994.

4. INCOME TAXES

   The Combined Group is included in the filing of a consolidated U.S. federal income tax return with the Parent Company. The Combined Group is charged or credited with the amount of tax it would pay or receive on a separate return basis, and payments and refunds are settled with the Parent Company.

   Effective January 1, 1993, the Combined Group adopted statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires that the deferred tax provision be determined under the liability method. Under this method, deferred tax assets and liabilities are recognized based on differences between the financial statement and tax bases of assets and liabilities using presently enacted tax rates.

                      COLTEC AUTOMOTIVE OEM BUSINESS GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                                  (CONTINUED)




   The significant components of the net deferred income tax liability at December 31 were as follows (in thousands):

                                                         1995           1994
                                                    --------------  ------------
Deferred income tax liabilities:
   Depreciation and basis difference                       $1,929        $1,507
   Compensation and deferred benefits                         396           435
   Intangible assets                                          112            54
   Inventory                                                   99           149
                                                    -------------   -----------
                                                            2,536         2,145
                                                    -------------   -----------
Deferred income tax assets:
   General and accrued expenses                              (306)         (253)
   Allowance for doubtful accounts                            (10)          (10)
                                                    -------------   -----------
                                                             (316)         (263)
                                                    -------------   -----------
   Net deferred income tax liability                       $2,220        $1,882
                                                    =============   ===========

   There was no valuation allowance required as of December 31, 1995 and 1994.

   The provision for U.S. Federal income taxes consists of the following (in thousands):


                                                 1995     1994
                                                -------  -------
                Current                         $13,165  $17,420
                Deferred                            338       40
                                                -------  -------
                                                $13,503  $17,460
                                                =======  =======

   Reconciliation of the U.S. Federal statutory income tax rate to the Combined Group's effective income tax rate is as follows:


                                                 1995   1994
                                                 -----  -----
        U.S. Federal statutory rate             35.0%   35.0%
            Other                                 .2      .2
                                                ----    ----
        Effective income tax rates              35.2%   35.2%
                                                ====    ====

   Provisions for state income taxes are included in selling, general and administrative expenses and amounted to $3,074,000 in 1995 and $4,251,000 in 1994.

                      COLTEC AUTOMOTIVE OEM BUSINESS GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                                  (CONTINUED)




5. PENSION AND RETIREMENT PLANS

   The Combined Group, through plans sponsored by the Parent Company, provides pension benefit plans for substantially all employees. The benefits under these plans are based primarily on years of service and either final average salary or fixed amounts for each year of service. The Combined Group's funding policy is consistent with the funding requirements of the Employee Retirement Income Security Act ("ERISA") of 1974, as amended. Plan assets consist principally of publicly traded equity and fixed-income securities held in a master trust administered by the Parent Company.

   Assumptions as of January 1 used to develop the net periodic pension cost for the plans were:

                                                1995    1994
                                                ----    ----
Discount rate for benefit obligations           9.0%    7.5%
Expected long-term rate of
   return on assets                             9.0%    8.5%
Rate of increase in
   compensation levels                          5.0%    5.0%

   The components of net period pension cost were as follows (in thousands):


                                                                 1995     1994
                                                                -------  -------
Service cost - benefits earned                                  $  802   $  962
Interest cost on projected benefit obligation                    2,112    2,023
Actual return on assets                                         (6,648)     278
Amortization and deferral, net                                   3,753   (3,880)
                                                                ------   ------
Net periodic pension cost (credit)                              $   19   $ (617)
                                                                ======   ======

                      COLTEC AUTOMOTIVE OEM BUSINESS GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                                  (CONTINUED)




   As of December 31, the status of Combined Group's pension plans was as follows (in thousands):


                                                                1995      1994
                                                              --------  --------
Actuarial present value of projected
  benefit obligation:
    Vested employees                                          $27,827   $23,789
    Nonvested employees                                         1,286       958
                                                              -------   -------
Accumulated benefit obligation (ABO)                           29,113    24,747
  Additional amounts related to
    projected salary increases                                  1,038       880
                                                              -------   -------
Total projected benefit obligation                             30,151    25,627

Plan assets at fair value                                      31,443    28,436
                                                              -------   -------
Projected benefit obligation less than
    plan assets                                                (1,292)   (2,809)

    Unamortized net asset existing at
       date of adoption of FAS. No. 87                             72       201
    Unrecognized net gain                                       1,178     2,421
    Amendments                                                 (2,147)   (2,021)
                                                              -------   -------
Prepaid pension recorded in the
    combined balance sheets                                   $(2,189)  $(2,208)
                                                              =======   =======

   Discount rates of 7.5% and 9.0% were used as of December 31, 1995 and 1994, respectively, for the valuation of the actuarial present value of benefit obligations.

   The Combined Group, through the Parent Company as plan sponsor, also provides defined contribution pension plans ("401-K") for all hourly and salaried employees. Under the terms of these plans, all eligible employees may contribute up to 15% of their annual earnings to the plan. The Combined Group provides one 401-K plan that covers all salaried employees which provides a dollar for dollar match up to the first 6% of employee contributions, depending on company profits. The Combined Group also provides hourly 401-K plans for the various plants with matching employer contributions to the plans ranging from 0% to 1.5% of the annual participant contributions. The aggregate cost of the defined contribution pension plans charged to operations was approximately $1,018,000 and $1,060,000 for the years ended December 31, 1995 and 1994, respectively.

                      COLTEC AUTOMOTIVE OEM BUSINESS GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                                  (CONTINUED)




6. OTHER POSTRETIREMENT BENEFITS

   The Combined Group provides retiree health care and insurance benefits to its eligible retired employees and a limited number of active employees through a plan sponsored by the Parent Company. Effective January 1, 1993, the Parent Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pension." ("FAS 106") using the delayed recognition transition option whereby the transition obligation is being amortized on a straight-line basis over 20 years. FAS 106 requires that the cost of postretirement benefits be recognized in the financial statements during the years the employees provide services.

   The Combined Group's accumulated postretirement benefit obligation, none of which is funded, and the postretirement benefit cost liability as of December 31 were as follows (in thousands):


                                                                   1995    1994
                                                                  ------  ------
Actuarial present value of projected accumulated
   postretirement benefit obligation
   Retirees                                                       $(395)  $(318)
   Fully eligible active participants                               (67)    (71)
   Other active participants                                         (4)    (45)
                                                                  -----   -----
      Total                                                        (466)   (434)
Unamortized transition obligation                                   195     435
Unrecognized net gain (loss)                                        (26)    329
Unrecognized prior service cost                                     114       -
                                                                  -----   -----
Postretirement benefit cost (liability) asset                     $(183)  $ 330
                                                                  =====   =====

   The components of postretirement benefit cost were as follows (in thousands):


                                                        1995  1994
                                                        ----  ----
Service cost - benefits earned                          $  3  $  5
Interest cost on accumulated postretirement
   benefit obligation                                     34    48
Amortization of transition obligation                    184    24
Amortization and deferral, net                           223    70
                                                        ----  ----
Postretirement benefit cost                             $444  $147
                                                        ====  ====

                      COLTEC AUTOMOTIVE OEM BUSINESS GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                                  (CONTINUED)


   Discount rates of 7.5% and 9.0% were used in determining the accumulated postretirement benefit obligation at December 31, 1995 and 1994, respectively. The health care cost trend rates used in determining the accumulated postretirement benefit obligation at December 31, 1995 were 9.8% in 1996 gradually declining to 5.0% in 2005. The effect of a 1% increase in the health care cost trend rates in each year would be to increase the total service and interest cost components of the postretirement benefit cost for 1995 by approximately $4,000 and to increase the accumulated postretirement benefit obligation at December 31, 1995 by approximately $34,000.

7. COMMITMENTS AND CONTINGENCIES

   The Combined Group is contingently liable for pending actions in various lawsuits. In the opinion of legal counsel, this contingent liability is not significant in relation to the financial position or future results of operations of the Combined Group.

   The Combined Group is obligated under non-cancellable operating lease commitments expiring on various dates after December 31, 1995 as follows (in thousands):


                   1996                                  $584
                   1997                                   287
                   1998                                    73
                   1999                                    54
                   2000                                    54


   Rent expense for 1995 and 1994 was approximately $757,000 and $795,000, respectively.

8. SUBSEQUENT EVENT

   In April 1996, the Parent Company announced that it had reached an agreement for the sale of substantially all of the operating assets of the Combined Group to Borg-Warner Automotive, Inc. The sale is expected to close in the second quarter of 1996, subject to regulatory approval and other conditions. Under the terms of the agreement, the Parent Company will receive $283 million in cash for the Combined Group.

                            PRO FORMA FINANCIAL DATA

     The following unaudited pro forma financial data for the year ended December 31, 1995 and the three months ended March 31, 1996, and certain financial ratios derived therefrom, give effect to the Coltec Acquisition. The unaudited pro forma statement of operations data give effect to the Coltec Acquisition as if it had occurred on January 1, 1995 with respect to the year ended December 31, 1995, and as if it had occurred on January 1, 1996 with respect to the three-month period ended March 31, 1996 and the unaudited pro forma balance sheet data give effect to the Coltec Acquisition as if it had occurred on March 31, 1996. The unaudited pro forma combined financial statements do not purport to be indicative of the results of operations or financial position of the Company that would have actually been obtained had the Coltec Acquisition been completed as of the assumed dates and for the periods presented, or which may be obtained in the future. The unaudited pro forma combined financial data should be read in conjunction with the separate historical consolidated financial statements of the Company and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus or incorporated by reference herein.

     For 1996, the Company expects that the sales contribution from the Coltec Divisions will be less than their 1995 sales because of the timing of certain new and expiring programs. The Company also expects that there will be a similar impact with respect to the earnings contribution from these operations in 1996 because of lower volume, a change in the product mix of the businesses, and price reductions partially offset by cost reductions and productivity gains. This trend is expected to continue through 1997, after which new programs are expected to positively impact sales and earnings trends.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 1995

                                                                PRO FORMA ADJUSTMENTS
                                      HISTORICAL            -----------------------------
                            ------------------------------  DIVISION OF
                            COMPANY   COLTEC DIVISIONS(1)   EXPENSES(2)   ACQUISITION(3)   PRO FORMA
                            --------  --------------------  ------------  ---------------  ----------
                                                      (DOLLARS IN MILLIONS)
Net sales..................$1,329.1          $255.1                 --              --      $1,584.2
Cost of sales.............. 1,044.9           183.6                 --              --       1,228.5
Depreciation...............    68.0             5.0                 --              --          73.0
Selling, general and
  administrative
  expenses.................    97.8            28.3               (5.3)(a)          --         120.8
Minority interest..........     2.0             0.0                                              2.0
Goodwill amortization......     9.6             0.2               (0.2)(b)         8.0(a)       17.6
Equity in affiliate
  earnings and other
  income...................   (18.6)           (0.3)                --              --         (18.9)
                            -------         -------            -------         -------       -------
     Earnings before
       interest and finance
       charges and income
       taxes...............   125.4            38.3                5.5            (8.0)        161.2
Interest expense and
  finance charges..........    14.2             0.0                0.0            25.8(b)       40.0
     Earnings before income
       taxes...............   111.2            38.3                5.5           (33.8)        121.2
Provision for income
  taxes....................    37.0            13.5              (13.5)(c)         3.8(c)       40.8
                            -------         -------            -------         -------       -------
     Net earnings.......... $  74.2          $ 24.8           $   19.0          ($37.6)      $  80.4
                            =======         =======            =======         ========      =======
Earnings per share......... $  3.15              --                 --              --       $  3.41
                            =======                                                          =======
Average shares outstanding
  (thousands)..............  23,562              --                 --              --        23,562
                            =======                                                          =======

- ---------------
    (1) Coltec Divisions' combined historical income statement, including certain revenues and expenses not acquired in the Coltec Acquisition. Coltec Divisions reflects certain reclassifications to conform to the Company presentation. Depreciation and goodwill amortization are presented as separate captions.

    (2) Adjustments to reflect the retention of certain revenues and expenses of the Coltec Divisions by Coltec.

       (a) Adjustment to eliminate the 1995 overfunded pension plan benefit of ($0.6) million, and $5.9 million corporate office service charge from Coltec.

       (b) Adjustment to eliminate the 1995 goodwill amortization of $0.2 million.

       (c) Adjustment to eliminate the Coltec Divisions' income tax expense.

    (3) Adjustments to record the purchase of the Coltec Divisions.

       (a) Reflects the goodwill amortization relating to the Company's excess of the purchase price over the historical book value, assuming no allocation to tangible assets and liabilities. For pro forma purposes, a composite life of 30 years is assumed. Actual amortization may differ depending on the final allocation of the purchase price.

       (b) Reflects the interest expense that would have been incurred had the Coltec Acquisition and the anticipated borrowings to finance the Coltec Acquisition occurred at the beginning of fiscal year 1995. The interest rate was assumed to equal the Company's cost of borrowing five-year fixed rate funds under its revolving credit facility, at 9.0%.

       (c) Reflects the income tax impact of the Coltec Divisions' results of operations and the related pro forma adjustments. The tax rate reflects the United States statutory rate plus applicable state income tax rates.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
FOR THE THREE MONTHS ENDED MARCH 31, 1996

                                                                        PRO FORMA ADJUSTMENTS
                                              HISTORICAL             ----------------------------
                                     -----------------------------   DIVISION OF
                                     COMPANY   COLTEC DIVISIONS(1)   EXPENSES(2)   ACQUISITION(3)   PRO FORMA
                                     -------   -------------------   -----------   --------------   ---------
                                                              (DOLLARS IN MILLIONS)
                                     ------------------------------------------------------------------------
Net sales..........................  $348.9           $66.4                --              --        $ 415.3
Cost of sales......................   277.5            49.8                --              --          327.3
Depreciation.......................    18.4             1.4                --              --           19.8
Selling, general and administrative
  expenses.........................    30.8             6.8              (1.3)(a)          --           36.3
Minority interest..................     0.7             0.0                --              --            0.7
Goodwill amortization..............     2.6             0.0                --             2.0(a)         4.6
Equity in affiliate earnings and
  other income.....................    (4.1)           (0.2)               --              --           (4.3)
                                     -------         ------             -----          ------       ---------
  Earnings before interest and
     finance charges and income
     taxes.........................    23.0             8.6               1.3            (2.0)          30.9
Interest expense and finance
  charges..........................     3.5             0.0                --             4.6(b)         8.1
                                     -------         ------             -----          ------       ---------
  Earnings before income taxes.....    19.5             8.6               1.3            (6.6)          22.8
Provision for income taxes.........     7.2             3.0              (3.0)(b)         1.3(c)         8.5
                                     -------         ------             -----          ------       ---------
  Net earnings.....................  $ 12.3           $ 5.6             $ 4.3          ($ 7.9)       $  14.3
                                     =======   ==============        =========     ==========       ========
Earnings per share.................  $ 0.52              --                --              --        $  0.61
                                     =======                                                        ========
Average shares outstanding
  (thousands)......................  23,495              --                --              --         23,495
                                     =======                                                        ========

- ---------------

    (1) Coltec Divisions' combined historical income statement, including certain revenues and expenses not acquired in the Coltec Acquisition. Coltec Divisions reflects certain reclassifications to conform to the Company presentation. Depreciation and goodwill amortization are presented as separate captions.

    (2) Adjustments to reflect the retention of certain revenues and expenses of the Coltec Divisions by Coltec.

       (a) Adjustment to eliminate the 1996 overfunded pension plan benefit of ($0.2) million and $1.5 million corporate office service charge from Coltec.

       (b) Adjustment to eliminate the Coltec Divisions' income tax expense.

    (3) Adjustments to record the purchase of the Coltec Divisions.

       (a) Reflects the goodwill amortization relating to the Company's excess of the purchase price over the historical book value, assuming no allocation to tangible assets and liabilities. For pro forma purposes, a composite life of 30 years is assumed. Actual amortization may differ depending on the final allocation of the purchase price.

       (b) Reflects the interest expense that would have been incurred had the Coltec Acquisition and the anticipated borrowings to finance the Coltec Acquisition occurred at the beginning of fiscal year 1996. The interest rate was assumed to equal the Company's cost of borrowing five-year fixed rate funds under its revolving credit facility, at 6.4%.

       (c) Reflects the income tax impact of the Coltec Divisions' results of operations and the related pro forma adjustments, assuming a 38% tax rate. The tax rate reflects the United States statutory rate plus applicable state income tax rates.

Unaudited Pro Forma Consolidated Balance Sheet as of March 31, 1996

                                                   Historical                 Pro Forma Adjustments
                                            ------------------------        ----------------------------------
                                                          Coltec            Division of
                                             Company    Divisions(1)         Assets(2)          Acquisition(3)     Pro Forma
                                             -------    ------------         ---------          --------------     ---------
                                                                       (dollars in millions)
ASSETS
Cash.....................................   $   10.5       $ 1.1           $ (1.1)(2a)            $    -           $   10.5
Short-term securities....................        5.9           -                -                      -                5.9
Receivables..............................      112.0        23.9             (2.0)                     -              133.9
Inventories..............................      104.8        14.6              0.7 (2a)                 -              120.1
Prepayments..............................        9.0         0.8             (0.8)(2a)                 -                9.0
                                            --------       -----           -------                -------          --------
    Total current assets.................      242.2        40.4             (3.2)                     -              279.4
Property, plant and equipment at cost....      930.1        80.9                -                  (54.7)(3a)         956.3
Less accumulated depreciation............      417.1        54.7                -                  (54.7)(3a)         417.1
                                            --------       -----           -------                -------          --------
    Net property, plant and equipment....      513.0        26.2                -                      -              539.2
Investments and advances.................      139.3           -                -                      -              139.3
Goodwill.................................      312.0         3.8             (3.8)(2c)             238.4(3b)          550.4
Deferred income tax asset................       40.7           -                -                      -               40.7
Other noncurrent assets..................      114.2         2.3             (2.3)(2d)                 -              114.2
                                            --------       -----           -------                --------         --------
    Total other assets...................      606.2         6.1           $ (6.1)                  238.4             844.6
                                            --------       -----           -------                --------         --------
                                            $1,361.4       $72.7           $ (9.3)                $ 238.4          $1,663.2
                                            ========       =====           =======                ========         ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable............................   $   44.8       $   -           $    -                 $    -           $   44.8
Accounts payable and accrued expenses....      208.1        36.5            (23.7)(2b)               1.2(3b)          222.1
Income taxes payable.....................       27.2           -                -                      -               27.2
                                            --------       -----           -------                --------         --------
                                               280.1        36.5           $(23.7)                   1.2              294.1
Long-term debt...........................       89.8           -                -                  287.8(3c)          377.6
Long-term liabilities:
  Retirement-related liabilities.........      336.7           -                -                      -              336.7
  Other..................................       50.5         2.8             (2.8)                     -               50.5
                                            --------       -----           -------                --------          --------
    Total long-term liabilities..........      387.2         2.8             (2.8)                     -              387.2
Capital stock............................        0.2           -                -                      -                0.2
Other stockholders' equity...............      604.1        33.4             17.2                  (50.6)(3d)         604.1
                                            --------       -----           -------                --------         --------
    Total stockholders' equity...........      604.3        33.4             17.2                  (50.6)             604.3
                                            --------       -----           -------                --------         --------
                                            $1,361.4       $72.7           $ (9.3)                $238.4           $1,663.2
                                            ========       =====           =======                ========         ========

(1) Consists of historical balance sheet of the Coltec Divisions, including certain assets and liabilities not acquired by the Company in the Coltec Acquisition.


(2) Adjustments to reflect the retention of certain assets and liabilities of the Coltec Divisions by Coltec.

    (a) Reflects the elimination of a cash balance, the LIFO reserve and certain prepaid assets retained by Coltec.

    (b) Reflects the elimination of certain liabilities retained by Coltec, including $5.1 million of accrued expenses, $7.2 million of trade and other accounts payable and $11.4 million of liabilities to other Coltec units.

    (c) Reflects the elimination of Coltec historical goodwill.

    (d) Reflects the elimination of pension asset retained by Coltec.

(3) Adjustment to record the purchase of the Coltec Division.

    (a) Reflects the elimination of accumulated depreciation of the Coltec Divisions as required by the purchase method of accounting.

    (b) The Coltec Acquisition is accounted for under the purchase method of accounting and, accordingly, an allocation of purchase cost to the Company's assets and liabilities is made to reflect fair values.

                Amount paid to Coltec......................................................      $283.0

                Adjustments to purchase price to reflect expenses incurred and
                 adjustments required pursuant to the purchase agreement...................         4.8
                                                                                                 ------
                Total purchase cost........................................................      $287.8

                Net book value of assets acquired..........................................        50.6
                                                                                                 ------
                Pro forma unallocated excess of purchase cost over net assets acquired.....      $237.2
                                                                                                 ------
                Allocation for assumption of certain liabilities...........................         1.2
                                                                                                 ------
                Pro forma goodwill.........................................................      $238.4
                                                                                                 ======

    (c) Reflects the bank financing required as if the Coltec Acquisition had occurred on March 31, 1996. The total purchase price was $287.8 million which included $283 million paid to Coltec and $4.8 million in other acquisition costs.

    (d) Reflects the elimination of the equity accounts of the Coltec Divisions.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                      BORG-WARNER AUTOMOTIVE, INC.


                                      By: GASPARE G. RUGGIRELLO
                                          Gaspare G. Ruggirello
                                          Assistant Secretary

Dated: June 17, 1996

                                 EXHIBIT INDEX

                                                                          Page


     10.1 Agreement of Purchase and Sale dated as of May 31, 1996 by and among Coltec Industries Inc, Holley Automotive Group, Ltd., Holley Automotive Inc, Coltec Automotive Inc, and Holley Automotive Systems GmbH and Borg-Warner Automotive, Inc., Borg-Warner Automotive Air/Fluid Systems Corporation and Borg-Warner Automotive Air/Fluid Systems Corporation of Michigan.

     23.1  Consent of Independent Public Accountants